Exhibit 99.1

Anteris Technologies Reaches Clinical Milestone: 100 patients treated with DurAVR® THV

MINNEAPOLIS, United States and BRISBANE, Australia 31 March 2025: Anteris Technologies Global Corp. (Anteris® or the Company) (NASDAQ: AVR, ASX: AVR) a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices, announces a significant milestone in our mission to restore heart valve patients to healthy function. Our first in class, biomimetic DurAVR® Transcatheter Heart Valve (THV) has now been used to treat over 100 patients worldwide, marking a major achievement in our goal to revolutionize cardiac care in patients affected by severe aortic stenosis.

Highlights:

•
Over 100 patients successfully treated with the DurAVR® THV, including de novo (first time) aortic stenosis cases, valve-in-valve (ViV) patients and complex anatomies such as bicuspid aortic valve patients*

•	65 patients have successfully completed the primary endpoint measures of safety and efficacy, including hemodynamic benefit at 30-days post implant

•
One-year efficacy data on 37 aortic stenosis patients continues to validate the exceptional hemodynamic performance, with sustained large effective orifice areas (EOAs) and low mean pressure gradients (MPGs)

•	Excellent safety profile demonstrated at one-year, with no valve or cardiovascular related mortality

•	Range of valve sizes used to accommodate a broad patient population

Anteris Chief Medical Officer, Chris Meduri, M.D., commented: “We are incredibly proud to have reached this milestone, which represents years of dedication, research, and importantly collaboration with expert physicians in the field. The excellent hemodynamic performance we are seeing is noteworthy in that it shows that DurAVR® has the potential to restore natural heart valve function and thereby redefine what success looks like in the treatment of aortic stenosis.”

Dr. Michael Reardon, Allison Family Distinguished Chair of Cardiovascular Research and Professor of Cardiothoracic Surgery at the Houston Methodist Hospital and Study Chair of the DurAVR® THV Pivotal Trial said, “We are building on a strong foundation of clinical evidence, and we remain committed to rigorous scientific evaluation as we progress toward the all-risk, head-to-head, DurAVR® registration trial.”

Vice Chairman and CEO, Wayne Paterson added, “This is a clinical milestone for the company and its investors. Not only have we crossed the threshold of having treated over 100 patients, but we have achieved results that are clinically relevant and significantly differentiated to current therapies. DurAVR® is the first new class of product in this space in many years and the current results across often complex patients confirms the value of the product for physicians and patients as we move into our registration trial this year.”

The Company remains on track to commence the DurAVR® THV Pivotal Trial in the third quarter of 2025, pending U.S. Food and Drug Administration ("FDA") approval.

*A bicuspid aortic valve (BAV) is a congenital heart condition where the aortic valve, which regulates blood flow from the heart to the aorta, has only two leaflets (or flaps) instead of the normal three.

860 Blue Gentian Road, Suite 340 Eagan, MN, 55121 United States T: +1 651 493 0606 info.us@anteristech.com	Anteris Technologies Global Corp. BRISBANE | MINNEAPOLIS | GENEVA | MALAGA anteristech.com	Toowong Tower, Level 3, Suite 302 9 Sherwood Road, Toowong QLD 4066, Australia T: +61 1300 550 310 info.au@anteristech.com ARBN: 677 960 235

ENDS

About Anteris

Anteris Technologies Global Corp. (NASDAQ: AVR, ASX: AVR) is a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function. Founded in Australia, with a significant presence in Minneapolis, USA, Anteris is a science-driven company with an experienced team of multidisciplinary professionals delivering restorative solutions to structural heart disease patients.

Anteris’ lead product, the DurAVR® Transcatheter Heart Valve (THV), was designed in partnership with the world’s leading interventional cardiologists and cardiac surgeons to treat aortic stenosis – a potentially life-threatening condition resulting from the narrowing of the aortic valve. The balloon-expandable DurAVR® THV is the first biomimetic valve, which is shaped to mimic the performance of a healthy human aortic valve and aims to replicate normal aortic blood flow.  DurAVR® THV is made using a single piece of molded ADAPT® tissue, Anteris’ patented anti-calcification tissue technology. ADAPT® tissue, which is FDA-cleared, has been used clinically for over 10 years and distributed for use in over 55,000 patients worldwide.  The DurAVR® THV System is comprised of the DurAVR® valve, the ADAPT® tissue, and the balloon-expandable ComASUR® Delivery System.

Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “target,” “aim,” “strategy,” “plan,” “guidance,” “outlook,” “intend,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under “Risk Factors” in Anteris’ Annual Report on Form 10-K for the fiscal period ended December 31, 2024 that was filed with the SEC and ASX. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, neither ATL or Anteris assume any obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.

Authorisation and Additional information

This announcement was authorised for release on the ASX by the Board of Directors.

For more information:

Investor Relations	Investor Relations (US)
investor@anteristech.com	mchatterjee@bplifescience.com
Debbie Ormsby	Malini Chatterjee, Ph.D.
Anteris Technologies Global Corp.	Blueprint Life Science Group
+61 1300 550 310 | +61 7 3152 3200	+1 917 330 4269

Website	www.anteristech.com
X	@AnterisTech
LinkedIn	https://www.linkedin.com/company/anteristech

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